THOMAS F. PRISBY, CHAIRMAN
CFS Bancorp, Inc. 707 Ridge Road ● Munster, Indiana 46321

November 12, 2009

Mr. John Palmer
Principal

Mr. Richard Lashley
Principal
PL Capital Group, LLC
20 E. Jefferson Ave., Suite 22
Naperville, IL 60540

Dear Mr. Palmer & Mr. Lashley:

I am writing in my capacity as Chair of the CFS Bancorp, Inc. (Company) Audit Committee in response to your letter dated November 2, 2009, which included, among other things, the statement that the “Bank may have materially overstated its capital ratios” and a request that the Audit Committee “undertake an immediate investigation into the issues raised in this letter.”  The Committee appreciates that you have taken the time to detail your concerns and forward them to its attention.  However, the Audit Committee does not believe that a material overstatement has occurred, nor does it believe that there are material weaknesses in financial reporting or that an investigation is merited.

The Audit Committee is keenly aware of the factors surrounding the calculation of regulatory capital ratios, including those impacting the disallowance of deferred tax assets, under Regulatory Accounting Principles (RAP).  Determining the amount of deferred tax assets included or excluded in periodic regulatory capital calculations requires the use of estimates and significant judgment when assessing a number of factors.  Using information available at each statement of condition date, these factors are reviewed and updated, and can and do vary from period to period.

As noted in the Company’s most recent 10-Q filing, “At September 30, 2009, the Bank was deemed to be “well-capitalized” and in excess of regulatory requirements set by the Office of Thrift Supervision (OTS).  The decrease in the Bank’s capital ratios from December 31, 2008 are a result of the Bank’s net loss for the year to date period combined with a $7.8 million increase in the amount of estimated deferred tax assets disallowed for regulatory capital purposes mainly due to a change in our estimate during the third quarter of 2009 of deferred tax assets dependent on future taxable income.”  As you know, and pursuant to Accounting Standards Codification 250-10-45-17 through 45-19, even changes in accounting estimates for Generally Accepted Accounting Principles (GAAP) purposes are not accounted for by restating or retrospectively adjusting the amounts reported in the financial statements of prior periods by reporting pro forma amounts.

The Company’s financial management and Audit Committee have extensive experience in making the estimates, judgments and determinations required by applicable RAP as well as applicable GAAP.  Of the four audit committee members, two (myself and Joyce Simon) have served as Audit Partners in leading public accounting firms, while the others (Frank Lester and Greg Blaine) have served as principal executive officers of operating entities of large private or publicly-held companies.  Further,

CFS Bancorp, Inc. - Page 2 of 2

the committee members are aware of the guidance in SEC SAB 99 (SAB Topic 1-M) when it is appropriate for us to evaluate materiality,

As you are well aware, the Company is subject to periodic examinations by the OTS.  As part of these examinations, the OTS performs an extensive review of the Bank’s capital position and non-GAAP capital calculations.  In connection with these examinations, the Bank has not received any adverse comments from the OTS with respect to the methodology used in calculating its disallowance of deferred tax assets for RAP purposes.    Furthermore, given your experience as accountants and as investors in financial institutions, we assume you are aware that, as a RAP-related issue affecting the Bank, not a GAAP-related issue affecting the Bank or the holding company, this issue has no impact whatsoever on the holding company’s consolidated statements of condition, its related statements of operations, changes in stockholders’ equity or cash flows contained in its Form 10-K and Form 10-Q filings with the SEC.

Contrary to the suggestion in your letter, no restatement of any of the holding company’s financial statements is appropriate and, in addition, the written certifications of the Company’s CEO and CFO in those SEC filings are deemed to be accurate.  Accordingly, and again contrary to the suggestion in your letter, there are no material weaknesses in the Company’s or the Bank’s internal control over financial reporting and disclosure controls.  The Company’s consolidated financial statements and its controls over financial reporting are audited annually by an Independent Registered Public Accounting Firm.  That firm’s audit reports have been unqualified with respect to those financial statements and controls.

As you are likely aware, the Audit Committee is in a period of intensive activity during the time between the Company’s public disclosure of its quarterly financial results and the filing of its quarterly reports with the SEC.  As such, we are disappointed that PL Capital elected to include a copy of its November 2, 2009 communication in an amendment to its Schedule 13D filing, prior to allowing the Committee the courtesy of a timely response.

Sincerely,

/s/ Robert R. Ross

Robert R. Ross, Chair
Audit Committee of CFS Bancorp, Inc.

cc:        Daniel T. McKee, Regional Director – Central Region
   Office of Thrift Supervision
Gregory W. Blaine, Lead Director, CFS Bancorp, Inc.
Thomas F. Prisby, Chairman of the Board, CFS Bancorp, Inc.
Charles V. Cole, Executive Vice President and
   Chief Financial Officer, CFS Bancorp, Inc.